Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Results

Whippany, New Jersey, May 9, 2019 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 30, 2019.

Net income for the second quarter of fiscal 2019 was $121.0 million, or $1.96 per Common Unit, compared to net income of $106.8 million, or $1.74 per Common Unit, in the prior year second quarter. Adjusted EBITDA (as defined and reconciled below) increased to $163.0 million for the second quarter of fiscal 2019, compared to $162.1 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We are very pleased to report another solid quarter -- with an improvement in Adjusted EBITDA of nearly $1.0 million compared to the prior year -- despite a slow start to weather-driven customer demand. Warmer than normal average temperatures at the end of the fiscal 2019 first quarter carried into the month of January, as average temperatures for the month were 10% warmer than both normal and January of the prior year. However, as cooler temperatures arrived in February and March of 2019 in the majority of our service territories, customer demand responded. Our flexible business model allows us to effectively adapt to such demand variability and our operating personnel did an outstanding job managing margins and expenses, while ensuring the highest quality service to the communities we serve.”

Mr. Stivala continued, “During the quarter, we also continued to execute on our customer base growth and retention initiatives, which included investments in new market expansions and the acquisition of a well-run propane business operating in strategic markets in our West Coast territory. We funded these initiatives, along with the repayment of $39 million in borrowings under our revolver, from operating cash flows. As a result, our leverage profile continues to improve and trend closer to our target range of less than 4.0x, our distribution coverage remains above 1.3x and we are very well positioned to foster our long-term strategic growth initiatives.”

Retail propane gallons sold in the second quarter of fiscal 2019 were 165.2 million gallons, 2.6% lower than the prior year second quarter.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the second quarter of fiscal 2019 were 3% warmer than normal, and 3% cooler than the prior year second quarter.  The increase in heating degree days compared to the prior year was concentrated in February and March, as heating degree days for those months were near or above normal.

Revenues in the second quarter of fiscal 2019 of $504.4 million decreased $31.9 million, or 5.9%, compared to the prior year second quarter, primarily due to lower volumes sold, coupled with lower retail selling prices associated with lower wholesale product costs.  Average posted propane prices (basis Mont Belvieu, Texas) were 20.8% lower than the prior year second quarter.  Cost of products sold for the second quarter of fiscal 2019 of $201.5 million decreased $45.1 million, or 18.3%, compared to the prior year, primarily due to lower volumes sold and lower wholesale product costs.  Cost of products sold included an $8.5 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $3.7 million unrealized (non-cash) loss in the prior year second quarter.  These unrealized gains and losses were excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $130.1 million were essentially flat to the prior year second quarter.

During the second quarter of fiscal 2019, the Partnership repaid approximately $39.3 million under its revolving credit facility from operating cash flows, which reduced outstanding borrowings under that facility to $143.5 million at the end of the second quarter.  The increase in Adjusted EBITDA and the debt repayment during the second quarter resulted in the Partnership’s Consolidated Leverage Ratio improving to 4.32x as of March 30, 2019.

As previously announced on April 25, 2019, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.60 per Common Unit for the three months ended March 30, 2019.  On an annualized basis, this distribution rate equates to $2.40 per Common Unit. The distribution is payable on May 14, 2019 to Common Unitholders of record as of May 7, 2019.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2018 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 30, 2019 and March 31, 2018

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Revenues
Propane	$433,056	$462,814	$754,416	$784,944
Fuel oil and refined fuels	41,598	41,699	70,507	67,014
Natural gas and electricity	17,596	20,392	31,000	33,539
All other	12,127	11,377	25,558	24,062
	504,377	536,282	881,481	909,559

Costs and expenses
Cost of products sold	201,522	246,642	384,107	411,831
Operating	108,154	111,828	207,563	210,267
General and administrative	21,988	18,205	38,493	34,980
Depreciation and amortization	30,623	32,203	60,694	63,334
	362,287	408,878	690,857	720,412
Loss on sale of business	—	—	—	4,823
Operating income	142,090	127,404	190,624	184,324
Interest expense, net	19,647	19,402	39,135	38,916
Other, net	1,175	1,174	2,351	2,346

Income before provision for (benefit from) income taxes	121,268	106,828	149,138	143,062
Provision for (benefit from) income taxes	252	41	403	(893)

Net income	$121,016	$106,787	$148,735	$143,955

Net income per Common Unit - basic	$1.96	$1.74	$2.41	$2.34
Weighted average number of Common Units outstanding - basic	61,776	61,463	61,711	61,391

Net income per Common Unit - diluted	$1.94	$1.73	$2.39	$2.33
Weighted average number of Common Units outstanding - diluted	62,225	61,793	62,128	61,688

Supplemental Information:
EBITDA (a)	$171,538	$158,433	$248,967	$245,312
Adjusted EBITDA (a)	$163,017	$162,129	$256,357	$255,362
Retail gallons sold:
Propane	165,241	169,724	289,294	294,710
Refined fuels	13,240	13,645	22,376	22,767
Capital expenditures:
Maintenance	$4,455	$3,927	$7,456	$7,886
Growth	$4,392	$5,727	$9,096	$10,267

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net income	$121,016	$106,787	$148,735	$143,955
Add:
Provision for (benefit from) income taxes	252	41	403	(893)
Interest expense, net	19,647	19,402	39,135	38,916
Depreciation and amortization	30,623	32,203	60,694	63,334
EBITDA	171,538	158,433	248,967	245,312
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(8,521)	3,696	7,390	5,227
Loss on sale of business	—	—	—	4,823
Adjusted EBITDA	$163,017	$162,129	$256,357	$255,362

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.